August 25, 2021	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL ANNOUNCES 3-FOR-2 STOCK SPLIT
AND DECLARES QUARTERLY CASH DIVIDEND

ST. PETERSBURG, Fla. - On August 24, 2021, the Board of Directors of Raymond James Financial, Inc. (NYSE: RJF) approved a 3-for-2 common stock split, effected in the form of a 50% stock dividend, payable September 21, 2021 to shareholders of record on September 9, 2021. Shareholders of record at the close of business on September 9, 2021 will receive one additional share of Raymond James Financial common stock for every two shares owned. These additional shares will be distributed beginning September 21, 2021. Cash will be distributed in lieu of fractional shares based on the closing price on the NYSE on September 20, 2021.

On August 24, 2021, the Board of Directors also declared a quarterly cash dividend on shares of its post-split common stock of $0.26 per share, which is economically equivalent to the pre-split amount of $0.39 per share paid in the preceding quarter. The cash dividend is payable on October 15, 2021 to shareholders of record on October 1, 2021.

“These actions reflect our continued confidence in the long-term outlook for Raymond James,” said Chairman and CEO Paul Reilly.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,400 financial advisors. Total client assets are $1.17 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “will,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.